Exhibit 2.2

Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

As of December 31, 2023, CBL International Limited (the “Company,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Shares, par value $0.0001 per share	The Nasdaq Stock Market LLC

Our authorized share capital is $50,000 divided into 500,000,000 ordinary shares with a par value of $0.0001 each. As of the date of this annual report, there are 25,000,000 ordinary shares issued and outstanding.

The following are summaries of material provisions of our memorandum and articles of association and the Cayman Islands Companies Act insofar as they relate to the material terms of our ordinary shares. The summaries do not purport to be complete and are qualified in their entirety by reference to our memorandum and articles of association.

Description of Ordinary Shares (Items 9.A.3, 9.A.5, 9.A.6, 9.A.7, 10.B.3, 10.B.4, 10.B.6, 10.B.7, 10.B.8, 10.B.9 and 10.B.10 of Form 20-F)

Ordinary Shares

General

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders may freely hold and vote their ordinary share. We may not issue shares or warrants to bearer.

Upon incorporation, we had an authorized share capital of $500 divided into 50,000 shares of par value $0.01 each. In March 2022, we effected a share subdivision to subdivide each issued and unissued share in our share capital into 100 shares and increased our authorized share capital to $50,000 divided into 500,000,000 shares of par value $0.0001 each.

Subject to the provisions of the Cayman Islands Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary share. No share may be issued at a discount except in accordance with the provisions of the Cayman Islands Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

As of the date of this annual report, there are 25,000,000 ordinary shares issued and outstanding. All options, regardless of grant dates, will entitle holders to an equivalent number of ordinary shares once the vesting and exercising conditions are met.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Islands Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

All or any of the special rights attached to any class of shares may, be varied the sanction of a special resolution passed at a separate general meeting of the shareholders holding the issued Shares of that class or with the consent in writing of the holders of at least threefourths of the issued shares of that class.

Unless the terms on which a class of shares were issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our capital by such sum divided into shares of such amounts as the resolution shall prescribe or, if the Company has shares without par value, increase our share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which our shares may be issued

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, by the Memorandum

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Islands Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares

Subject to the terms of allotment, the directors may make calls upon the shareholders in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such shareholders and if a call is not paid on or before the day appointed for payment thereof, the shareholder may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

We may accept from any shareholder the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up. The terms of any issue of shares may include different provisions with respect to different shareholders in the amounts and times of payments of calls on their shares. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

Forfeiture or Surrender of Shares

If a shareholder fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such shareholder, the Board may, at any time thereafter during such time as the call remains unpaid, give a notice in writing to such shareholder that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. The disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Cayman Islands Companies Act.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Islands Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Act:

(a)	we are authorized to issue shares that are to be redeemed or are liable to be redeemed, at our option or a shareholder and may make payments in respect of such redemption in accordance with the Cayman Islands Companies Act;

(b)	we are authorized to purchase any share in the Company including any redeemable shares by agreement with the holder and may make payments in respect of such purchase in accordance with the Cayman Islands Companies Act.

(c)	the directors are authorized to determine the manner or any of the terms of any redemption or purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Islands Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares. No share may be redeemed or purchased unless it is fully paid-up.

Transfer of Shares

Provided that a transfer of ordinary shares complies with applicable rules of the Nasdaq, a shareholder may transfer ordinary shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed by (or in the case of a party that is a corporation, on behalf of) the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone.

The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to recognize any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

If our directors refuse to register a transfer, they shall within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records (other than the memorandum and articles of association).

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Islands Companies Act to call shareholders’ annual general meetings; However, under the articles of association of the Company, an annual general meeting of the company shall be held in each year. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The Chairman of the Board or any two directors or any director and the secretary or the Board may call extraordinary general meetings whenever in their judgment such a meeting is necessary The Board shall, on the requisition of shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene an extraordinary general meeting. To be effective the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the registered office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

If the Board does not, within twenty-one days from the date of the requisition, duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Board.

At least seven days’ notice of a general meeting (including an annual general meeting and an extraordinary general meeting) shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the date, time and place of the meeting and, in case of special business, the general nature of that business. The auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

A quorum shall consist of the presence (whether in person or represented by proxy) of two or more shareholders entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than 50% of the Company’s total issued voting shares.

If, within half an hour from the time appointed for the general meeting, a quorum is not present, the meeting, shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such other time or place as the Directors may determine. Unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned, fresh notice of the resumption of the meeting shall be given to each shareholder entitled to attend and vote thereat in accordance with the Articles of Association.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is required by the rules of NASDAQ or (before, or on, the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) demanded by (a) the chairman of the meeting, or (b) by at least three shareholders present in person or by proxy entitled to vote, or (c) by one or more shareholders present who, individually or collectively, hold at least fifteen per cent of the voting rights of all those who have a right to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner as the chairman of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

In the case of an equality of votes, subject to the Cayman Islands Companies Act and the Articles of Association, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the Articles of Association and in the case of an equality of votes the resolution shall fail.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director, and no maximum number of Directors unless otherwise determined by the Board.

The Board may from time to time appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, subject to any upper limit on the number of Directors prescribed pursuant to the Articles of Association.

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting, be determined by the Board as it may from time to time determine and shall be deemed to accrue from day to day.

The Company may from time to time by ordinary resolution remove any Director from office, whether or not appointing another in his stead.

A director may at any time resign or retire from office by giving us notice in writing.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	he resigns his office by notice to us; or

(d)	he only held office as a Director for a fixed term and such term expires; or

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a Director; or

(f)	he is given notice by the majority of the other Directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director); or

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other Directors, he is absent from meetings of Directors for a continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the NASDAQ corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the NASDAQ corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Act and our memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any regulations as may be prescribed by the company in general meeting.

The directors may delegate any of their powers to any committee consisting of one or more persons consisting of such director or directors and other persons as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Our board of directors has established an audit committee, compensation committee, and nomination and corporate governance committee.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our attorney with or without authority for that person to delegate all or any of that person’s powers.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.

Common or interested Directors may be counted in determining the presence of a quorum and may vote at a meeting of the Board or of a committee which authorizes the contract or transaction, provided that material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed in accordance with the Articles of Association, and the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the directors, a committee or the shareholders.

Capitalization of Profits

The directors may resolve to capitalize any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the profit and loss account or otherwise available for distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the shareholders.

The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those shareholders who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

Liquidation Rights

The Company may be voluntarily wound-up by a special resolution of the shareholders of the Company. If we shall be wound up the liquidator may, with the sanction of a special resolution of the shareholders of the Company, divide amongst the shareholders in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities or assets whereon there is any liability.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, together with a statement of the shares held by each shareholder, such statement shall confirm (i) the amount paid or agreed to be considered as paid, on the shares of each shareholder; (ii) the number and category of shares held by each shareholder, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our Company is prima facie evidence of the matters directed or authorized by the Cayman Islands Companies Act to be inserted therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of the IPO, the register of members was immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.